Exhibit 10.2
AMENDMENT
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT made as of the 31st day of December, 2008, by and between PFSweb, Inc., a Delaware Corporation (the “Company”), and the individual whose name appears on the signature page hereof as the “Executive” hereunder.
     WHEREAS, the Company and the Executive are parties to that certain Change in Control Severance Agreement (the “Agreement”); and
     WHEREAS, the Company and the Executive wish to amend the Agreement in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”);
     NOW, THEREFORE, it is agreed that the Agreement be and hereby is amended as follows:
     FIRST: Section 1, “Definitions,” (a) Except as otherwise defined herein, terms used herein shall have the same meaning ascribed thereto in the Agreement.
          (b) In Section 1, the definition of “Change in Control” is deleted in its entirety and is hereby replaced to read as follows:
“Change in Control” has the meaning provided in Section 409A of the Code and the Regulations thereunder.
          (c) Section 1 is further amended by deleting the definition of “Disability” and replacing it with the following:
“Disability” shall mean that an Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
          (d) Section 1 is further amended by adding the word “material” before the word “reduction” in clause (2) of the definition of “Good Reason”.
          (e) Section 1 is further amended by adding the word “materially” before the word “reduce” in clause (4) of the definition of “Good Reason”.
          (f) Section 1 is further amended by changing the last paragraph of the Good Reason definition by deleting the proviso which appears therein and inserting the following in its place:

For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the events described in paragraphs (1) through (7) above. “Good Reason Process” shall mean that: (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason event within 90 days of the occurrence of such event; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to modify the Executive’s employment situation in a manner acceptable to the Executive and the Company; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Company cures the Good Reason event in a manner acceptable to the Executive during the 30 day period, Good Reason shall be deemed not to have occurred.
          (g) Section 1 is further amended by revising the definition of “Qualifying Termination” by deleting the words “or Retirement” which appear therein.
          (h) Section 1 is further amended by adding the definition of “Specified Employee” as follows:
“Specified Employee” is an employee who, as of the employee’s Date of Termination, is a key employee of the Employer within the meaning of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date. If an Employee is a key employee as of a Specified Employee Identification Date, the Employee is treated as a key employee for purposes of the Agreement for the entire 12-month period beginning on the Specified Employee Effective Date.
          (i) Section 1 is further amended by adding the definition of “Specified Employee Identification Date” as follows:
 “Specified Employee Identification Date” shall mean December 31 of each year.
     SECOND: Section 4 is amended by adding the following as subparagraph 4 (a)(3) therein:
(3) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s Date of Termination, the Executive is considered a “specified employee” within the meaning of

Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then (A) no such payment shall be payable prior to the date that is the earlier of (i) six months after the Executive’s separation from service, or (ii) the Employee’s death and (B) promptly following the date of termination, the Company agrees to place such payment in escrow with a third party escrow agent pending the release date set forth in the preceding clause (A). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
     THIRD: The effective date of this Amendment shall be December 31, 2008.
     FOURTH: In all other respects, the Agreement is hereby ratified and confirmed.
     IN WITNESS WHEREOF the parties hereto have set their hands as of the date set forth above.

PFSweb, Inc.

By:
Name: Title:

Executive:

Print Name: